Exhibit 7.1

M&K CPAS PLLC Letterhead

August 23, 2010

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: SignPath Pharma Inc.

We agree with the Company’s statements regarding our discovery and immediate reporting of what we believe to be errors in previously issued financial statements.  We recommended that management timely file an 8-K warning investors to no longer rely on previously issued financial statements for the periods addressed in this Form 8-K. We are in agreement with management’s intentions regarding the restatements discussed in this Form 8-K.

/S/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas